Tidal Trust II 485BPOS

Exhibit 99.(a)(xi)(4)

QH-412221 Certificate Of Incorporation I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by STKD Bitcoin & Gold Cayman Subsidiary. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 16th day of July Two Thousand Twenty-Four Given under my hand and Seal at George Town in the Island of Grand Cayman this 16th day of July Two Thousand Twenty-Four Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 823240173026 www.verify.gov.ky 24 July 2024